PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    Matt McNulty
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
              RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2019

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; May 1, 2019

Second Quarter Operating Results

The Company reported net income of $289,000, or $.09 per share, compared to a net loss of ($188,000), or ($.06) per share, in the same quarter last year.

Total revenues for the quarter were $27,008,000, down $971,000 from the same quarter last year. Transportation revenues (excludes fuel surcharges) were $24,537,000, down $839,000 due to a decrease of 379,000 miles over the same quarter last year. The decrease in miles was due primarily to one of our customers moving into one of our markets with their private fleet and the closure of our Spartanburg satellite location. Despite an average longer haul length, transportation revenue per mile was up $.02 due to increased freight rates. Fuel surcharge revenue was $2,471,000, down $132,000 from the same quarter last year.

Compensation and benefits decreased $191,000 mainly due to lower company miles and lower payroll taxes partially offset by higher owner operator pay (the average owner operator count increased by 6 versus the same quarter last year). Fuel expenses decreased $300,000 due primarily to lower company miles. Repair and tire expense increased $321,000 due to several high dollar repairs and the expensing of prepaid tires as we purchased more tractors in this quarter versus the same quarter last year. Other operating expenses were up $126,000 due to increased tolls, driver hiring and driver travel expense. Insurance and losses decreased $1,167,000 primarily due to settlement of prior year liability claims for less than the actuarial estimates and lower health claims. Depreciation expense was down $247,000 as a result of downsizing our fleet and placing twenty three full service lease trucks in certain markets where we do not have maintenance shops. Sales, general & administrative costs increased $119,000 due mainly to increased driver recruiting efforts, higher IT expense (on-going system upgrades) and higher payroll expense (to support changes to driver pay). Gain on disposition of assets increased $298,000 to $633,000 this quarter due primarily to a gain of $247,000 on the insurance settlement for hurricane damages and losses sustained at our Panama City, Florida location in this year's first quarter.

As a result, operating profit this quarter was $293,000 compared to an operating loss of ($292,000) in the same quarter last year. Operating ratio was 98.9 this quarter versus 101.0 in the same quarter last year.

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First Six Months Operating Results for Fiscal year 2019.

The Company reported net income of $1,173,000, or $.35 per share, compared to net income of $3,404,000, or $1.03 per share in the same period last year. The first six months of 2018 net income included $3,041,000, or $.92 per share, due to a deferred tax benefit resulting from revaluing the company's net deferred tax liabilities per the Tax Cuts and Jobs Act of 2017. The first six months of 2019 net income included $634,000, or $.19 per share, from gains on real estate sales.

Total revenues for the first six months were $55,062,000, down $818,000 from the same period last year. Transportation revenues (excludes fuel surcharges) were $49,517,000, down $1,429,000. Miles declined by 354,000 to 18,252,000 versus 18,606,000 in the same period last year.

Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $757,000 due to fewer miles driven and higher fuel surcharges in the early part of the period. Repair and tire expense increased $413,000 due to several high dollar repairs and the expensing of prepaid tires as we purchased more tractors and trailers in this period versus the same period last year. Other operating expenses were up $215,000 due to increased tolls, driver hiring and driver travel expense. Insurance and losses were down $941,000 due to lower claims. Depreciation expense was down $607,000 as we sold excess equipment to right size our fleet. Sales, general & administrative costs increased $265,000 due mainly to increased driver recruiting efforts, higher IT expense (on-going system upgrades) and higher payroll expense (to support changes to driver pay). Gain on disposition of assets increased $1,057,000 due primarily to a gain of $866,000 on the sale of a prior terminal site in Ocoee, Florida and a gain of $247,000 on the insurance settlement for hurricane damages and losses sustained at our Panama City, Florida location.

As a result, operating profit was $1,400,000 compared to $452,000 in the same period last year. Operating ratio was 97.5 versus a 99.2 last year.

Summary and Outlook

Our balance sheet remains solid with $19,000,000 of cash and investments and zero debt. This quarter was negatively impacted by the decrease in transportation revenue on the lower revenue miles but we are having success adding business in certain markets. One of our primary focuses, together with driver retention, is improving our freight rates. The past few years, the rate environment has been difficult but recently we have seen positive improvement in the market as customers are finding it more difficult to get their freight delivered. With improved numbers of drivers in training, the other key focus today is retention. Our turnover year to date has increased slightly over fiscal 2018. However, we did see a meaningful improvement to driver turnover in the month of March. Our new driver advocate position is still in its infancy but so far, the feedback has been very positive. The decrease in equipment is producing significant recurring savings as are the recent changes we made to our pharmacy and wellness plans. We will continue to pursue relationships with those customers who are willing to properly compensate us for the safe, reliable service we provide, particularly during this severe driver shortage. We are optimistic that the strategic plan we have in place will lead to improved operating profits.

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The company owns a 25-acre parcel of land in Tampa, Florida where we maintain our terminal facility on approximately 5 acres of the property. The property is not currently being used for its highest and best use and we intend to sell the property and relocate our Tampa terminal to a more suitable location. During the quarter, we filed all the required applications and plans to the City of Tampa for approval of a commercial mixed-use master site plan for the property. We anticipate obtaining all those approvals over the next few months and being in a position to market a fully entitled site later this year.

Subsequent Event. On Monday, April 22nd, 2019 the Company announced plans to exit the Charlotte, NC petroleum hauling market. Our intentions are to continue hauling petroleum products on a transitory basis for our current customers through May 22, 2019. Charlotte has continually proven to be a very difficult driver hiring and retention market coupled with a customer rate structure that does not afford Patriot Transportation the opportunity to make an acceptable return on our capital. We believe we will be able to retain some of our Charlotte drivers to run a new dry bulk opportunity that will be managed from another one of our terminals. Any excess equipment remaining after the closure will be sold. The closure will result in the loss of approximately $2.5 M of revenue (prior to the addition of the dry bulk opportunity) and a slight improvement to the Company's operating profit.

Conference Call

The Company will host a conference call on May 1, 2019 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-844-602-0380 domestic or international at 1-862-298-0970. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab or at https://www.investornetwork.com/event/presentation/47589. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 47589. An audio archive can be accessed through the Company's website at www.patriottrans.com on the Investor Relations tab or at https://www.investornetwork.com/event/presentation/47589.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)

                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                       MARCH 31,               MARCH 31,
                                 ---------------------   ---------------------
                                     2019       2018         2019       2018
                                 ---------- ----------   ---------- ----------

Revenues:
  Transportation revenues        $   24,537     25,376   $   49,517     50,946
  Fuel surcharges                     2,471      2,603        5,545      4,934
                                     ------     ------       ------     ------
Total revenues                       27,008     27,979       55,062     55,880

Cost of operations:
  Compensation and benefits          11,852     12,043       23,890     23,916
  Fuel expenses                       4,004      4,304        8,280      8,426
  Repairs & tires                     2,006      1,685        3,671      3,258
  Other operating                     1,189      1,063        2,321      2,106
  Insurance and losses                2,002      3,169        4,944      5,885
  Depreciation expense                1,976      2,223        3,946      4,553
  Rents, tags & utilities               891        887        1,738      1,742
  Sales, general & administrative     2,561      2,442        5,029      4,764
  Corporate expenses                    867        790        1,399      1,277
  Gain on disposition of PP&E          (633)      (335)      (1,556)      (499)
                                     ------     ------       ------     ------
Total cost of operations             26,715     28,271       53,662     55,428
                                     ------     ------       ------     ------

Total operating (loss) profit           293       (292)       1,400        452

Interest income and other               113         31          214         33
Interest expense                         (7)        (9)         (17)       (19)
                                     ------     ------       ------     ------

Income (loss) before income taxes       399       (270)       1,597        466
Provision for (benefit from)
  income taxes                          110        (82)         424     (2,938)
                                     ------     ------       ------     ------

Net income (Loss)                $      289       (188)  $    1,173      3,404
                                     ======     ======       ======     ======

Unrealized investment gains, net         10          -           12          -
Tax reform gain on retiree health         -          -            -         32
                                     ------     ------       ------     ------

Comprehensive income (loss)      $      299       (188)  $    1,185      3,436
                                     ======     ======       ======     ======

Earnings per common share:
  Net Income (loss) -
    Basic                        $     0.09      (0.06)         .35       1.03
    Diluted                      $     0.09      (0.06)         .35       1.03

Number of shares (in thousands)
  used in computing:
    -basic earnings per
     common share                     3,342      3,316        3,335      3,310
    -diluted earnings per
     common share                     3,343      3,316        3,336      3,311
                                     ======     ======       ======     ======

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      (In thousands)        (Unaudited)

                                                 March 31,    September 30,
                                                   2019            2018
                                              --------------  --------------

Assets
Current assets:
  Cash and cash equivalents                   $          222               1
  Treasury bills available for sale                   18,863          17,298
  Accounts receivable (net of allowance
    for doubtful accounts of $154 and $153,
    respectively)                                      8,390           7,866
  Federal and state taxes receivable                     163             547
  Inventory of parts and supplies                        907             895
  Prepaid tires on equipment                           1,666           1,746
  Prepaid taxes and licenses                             338             609
  Prepaid insurance                                    2,115           2,348
  Prepaid expenses, other                                187             134
                                              --------------  --------------
    Total current assets                              32,851          31,444
                                              --------------  --------------

Property and equipment, at cost                       93,044          94,710
Less accumulated depreciation                         59,414          60,799
                                              --------------  --------------
Net property and equipment                            33,630          33,911
                                              --------------  --------------

Goodwill                                               3,431           3,431
Intangible assets, net                                   778             855
Other assets, net                                        190             176
                                              --------------  --------------
Total assets                                  $       70,880          69,817
                                              ==============  ==============

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                            $        3,397           3,271
  Bank overdraft                                           -             625
  Accrued payroll and benefits                         3,764           3,963
  Accrued insurance                                    2,169           1,896
  Accrued liabilities, other                             231             408
                                              --------------  --------------
    Total current liabilities                          9,561          10,163
                                              --------------  --------------

Deferred income taxes                                  5,950           5,940
Accrued insurance                                        204             204
Other liabilities                                      1,099           1,104
                                              --------------  --------------
    Total liabilities                                 16,814          17,411
                                              --------------  --------------

Commitments and contingencies
Shareholders' Equity:
  Preferred stock, 5,000,000 shares authorized,
    of which 250,000 shares are designated
    Series A Junior Participating Preferred
    Stock; $0.01 par value; none issued and
    outstanding                                            -               -
  Common stock, $.10 par value; (25,000,000
    shares authorized; 3,347,329 and 3,328,466
    shares issued and outstanding,
    respectively)                                        335             333
  Capital in excess of par value                      37,909          37,436
  Retained earnings                                   15,645          14,472
  Accumulated other comprehensive income, net            177             165
                                              --------------  --------------
    Total shareholders' equity                        54,066          52,406
                                              --------------  --------------
Total liabilities and shareholders' equity    $       70,880          69,817
                                              ==============  ==============

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